Exhibit 99.1


                                                                            NEWS

FINANCIAL
RELATIONS BOARD
                                                         RE: NN, Inc.
                                                         2000 Waters Edge Drive
                                                         Johnson City, TN  37604


FOR FURTHER INFORMATION:

AT THE COMPANY                                   AT FINANCIAL RELATIONS BOARD
--------------                                   ----------------------------
Will Kelly                                       Alison Ziegler   Susan Garland
Treasurer & Manager of Investor Relations        (General info)   (Analyst info)
(423) 743-9151                                   212-445-8432     212-445-8458

FOR IMMEDIATE RELEASE
July 29, 2004

                     NN, INC. REPORTS REVENUE GAIN OF 17.3%
                         FOR THE SECOND QUARTER OF 2004

Johnson City, Tenn., July 29, 2004 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the second quarter ended June 30, 2004. Results include the operations of NN Netherlands (Veenendaal) a component manufacturing operation in Veenendaal, The Netherlands since its acquisition from the SKF Group (SKF) on May 2, 2003. Additionally, net income includes 100% ownership interest in NN Euroball (Euroball) as a result of the purchase of SKF's 23% minority interest on May 2, 2003.

Net sales for the second quarter of 2004 were $75.3 million, up 17.3% from $64.2 million for the same period of 2003. Net income for the second quarter of 2004 totaled $2.0 million, or $0.12 per diluted share, compared to $0.7 million, or $0.04 per diluted share, for the second quarter of 2003. Earnings per diluted share in 2003 included $0.12 per diluted share of closing costs associated with the closing of the NN Arte facility in Mexico.

Net sales for the first half of 2004 were $152.9 million, up 25.5%, compared to $121.8 million for the same period of 2003. Net income for the first half of 2004 totaled $5.2 million, or $0.30 per diluted share, compared to $4.3 million, or $0.27 per diluted share, for the same period of 2003. Earnings per diluted share in 2003 included the aforementioned $0.12 per diluted share of closing costs related to the NN Arte closing.

David L. Dyckman, Chief Financial Officer, commented, "Revenue growth of $11.1 million, or 17.3% over the second quarter of 2003 was principally attributable to a full quarter contribution from the Veenendaal operation of $6.2 million in revenue, $2.8 million which was due to increased demand and new program initiatives and approximately $2.1 million related to the impact of currency exchange rates.

"Our earnings were favorably impacted by the accretion of the Veenendaal acquisition, our purchase of SKF Group's remaining 23% ownership in Euroball and volume and cost improvements in our second quarter and year-to-date 2004.

Offsetting  these  contributions  were  inventory  reductions,   material  price
inflation, Sarbanes-Oxley Section 404 ("SOX 404") compliance costs and start-up costs associated with Slovakia and China.

"As a percentage of net sales, cost of products sold was 78.3% in the second quarter of 2004 versus 77.5% in the second quarter of 2003. The year-over-year negative change primarily resulted from the inclusion of the results of our recently acquired Veenendaal facility, inventory reductions and material price inflation. These were partially offset by volume improvement leverage and cost reduction initiatives.

"Selling, general and administrative expenses for the second quarter of 2004 increased $2.3 million to 10.7% as a percentage of net sales compared to 9.0% for the same period in 2003. The increase was due to SOX 404 compliance costs, the addition of Veenendaal and start-up costs in Slovakia and China. It is important to note that while the Company continues to be positioned to comply with the internal control regulations of SOX 404, interpretations of the regulations continue to evolve. As announced on July 9, 2004, we increased the cost estimates of compliance to be approximately $2.0 million ($1.3 million after-tax) or $0.07 per diluted share."

Mr. Dyckman concluded, "We plan to continue to reduce inventory levels in the second half of the year as part of our Level 3 initiative. Although, these reductions negatively impact margins in the short-term, reducing inventories in our operations to more efficient levels will contribute to the improved utilization of our assets and enhance our return on invested capital. Correspondingly, total debt minus cash was $73.7 million as of June 30, 2004 versus $79.5 million as of December 31, 2003 or a reduction of $5.8 million. We anticipate that the resulting cash flow will enable us to reduce total debt by $13 million to $14 million for the year."

Roderick R. Baty, Chairman and Chief Executive Officer, stated, "In planning for 2004, we anticipated that several factors would negatively impact our earnings for the year. On July 9, 2004, we announced that certain of these costs, although anticipated, had increased more than expected in the second quarter. We therefore reduced our previously stated guidance of $0.76 to $0.78 per diluted share to $0.60 to $0.63 per diluted share for the full year of 2004. We anticipate that approximately 80% of the increased costs we have experienced in 2004 will not reoccur in 2005. Two notable exceptions are the potential continuing steel inflation and SOX 404 compliance costs. We believe the compliance costs associated with SOX 404, while lower than 2004, will again be a major cost factor in the upcoming year. With respect to raw materials, the current environment from both a supply and price perspective continues to be volatile and difficult to forecast. The most recent information indicates that prices will continue to rise for both scrap and finished steel through the foreseeable future."

Mr. Baty concluded, "In total, our operations are performing as expected. Looking forward to the second half of the year, we are continuing to see good demand from our customers and with the exception of anticipated downturns in North American light vehicle demand and production, we expect the strength of this demand to continue in the second half of the year. Additionally, we made excellent progress during the quarter on the Slovakian and Chinese facility start-ups, as well as our company wide Level 3 program. We have begun limited production in Slovakia in the second quarter of this year and anticipate reaching our forecasted levels of production in the fourth quarter of 2004. With respect to China, we remain on schedule to begin production in mid 2005. We have made excellent progress in our Level 3 program with achievements in training and improvement initiatives in both our North American and European facilities. We believe the program will deliver exciting opportunities in earnings, cash flow and quality improvements."


NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $253 million in 2003.

The comments by Mr. Baty regarding production schedules, forecasted demand and revenues, earnings, and costs and by Mr. Dyckman regarding certain estimated cost, debt reduction and earnings are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31, 2003.

                            (Financial Tables Follow)

                                                       NN, Inc.
                                           Condensed Statements of Income
                                      (In Thousands, except per share amounts)
                                                     (Unaudited)

                                                         Three Months Ended                       Six Months Ended
                                                              June 30,                                June 30,
                                                       2004              2003                2004               2003
                                                   -------------     -------------       -------------      -------------

Net sales                                              $ 75,265          $ 64,194           $ 152,897          $ 121,803
Cost of products sold (exclusive of                      58,937            49,721             119,326             92,464
  depreciation shown separately below)
Selling, general and administrative                       8,041             5,771              15,184             10,403
Depreciation and amortization                             4,024             3,482               8,024              6,560
Restructuring costs                                          --             2,723                  --              2,723
                                                   -------------     -------------       -------------      -------------
Income from operations                                    4,263             2,497              10,363             9,653

Interest expense, net                                       877               759               1,718              1,343
Other (income) expense                                       25               389                 (31)               310
                                                   -------------     -------------       -------------      -------------

Income before provision for income taxes                  3,361             1,349               8,676              8,000
Provision for income taxes                                1,375               512               3,472              2,985
Minority interest in consolidated subsidiary                 --               140                  --                675
                                                   -------------      ------------       -------------      -------------

Net income                                              $ 1,986            $  697             $ 5,204            $ 4,340
                                                   =============      ============       =============      =============

Diluted income per common share                          $ 0.12            $ 0.04              $ 0.30             $ 0.27
                                                   =============     =============       =============      =============

Weighted average diluted shares                          17,177            16,465              17,176             15,892
                                                   =============     =============       =============      =============

                                          NN, Inc.
                                  Condensed Balance Sheets
                                        (In Thousands)
                                         (Unaudited)

                                                                              June 30,                December 31,
                                                                                2004                      2003
                                                                         ------------------       ------------------
Assets
Current Assets:
Cash                                                                               $ 6,644                 $  4,978
Accounts receivable, net                                                            47,809                   40,864
Inventories, net                                                                    31,866                   36,278
Other current assets                                                                 5,916                    6,299
                                                                         ------------------       ------------------
   Total current assets                                                             92,235                   88,419

Property, plant and equipment, net                                                 124,601                  128,996
Assets held for sale                                                                    --                    1,805
Goodwill, net                                                                       42,132                   42,893
Other assets                                                                         4,892                    4,304
                                                                         ------------------       ------------------
   Total assets                                                                  $ 263,860                $ 266,417
                                                                         ==================       ==================

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                                                                   $34,906                  $32,867
Accrued salaries and wages                                                          12,288                   12,032
Short-term note                                                                         --                    2,000
Current portion of long-term debt                                                    6,389                   12,725
Other liabilities                                                                    3,914                    3,070
                                                                         ------------------       ------------------
   Total current liabilities                                                        57,497                   62,694

Deferred income taxes                                                               13,193                   13,423
Long-term notes payable                                                             73,971                   69,752
Other                                                                               13,125                   14,080
                                                                         ------------------       ------------------

Total liabilities                                                                  157,786                  159,949

Total stockholders' equity                                                         106,074                  106,468
                                                                         ------------------       ------------------

Total liabilities and stockholders' equity                                       $ 263,860                $ 266,417
                                                                         ==================       ==================

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